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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 11-K/A
                                 AMENDMENT NO. 1

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 or

[  ]     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
         ACT OF 1934 [NO FEE REQUIRED] for the transition period from ______________ to ______________

                           COMMISSION FILE NO. 1-10863

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                         BRISTOL COMPRESSORS THRIFT AND
                                 RETIREMENT PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         YORK INTERNATIONAL CORPORATION
                            631 South Richland Avenue
                            York, Pennsylvania 17403

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                                TABLE OF CONTENTS

Explanatory Note

Signature

Exhibit Index

Exhibit 23

Exhibit 99.1

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EXPLANATORY NOTE

This Form 11-K/A amends the Form 11-K of the Bristol Compressors Thrift and Retirement Plan filed on June 20, 2003 solely for the purpose of including the Certification attached hereto as Exhibit 99.1

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Pension and Investment Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        BRISTOL COMPRESSORS
                                        THRIFT AND RETIREMENT PLAN

Date: July 1, 2003                     By:  /s/ Jane G. Davis
                                           -------------------------------------
                                        Jane G. Davis
                                        Member, Pension and Investment Committee

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EXHIBIT INDEX

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EXHIBIT NO.                DOCUMENT
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
   23            Consent of Independent Auditors

   99.1          Certification
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